CERTIFICATE OF LIMITED PARTNERSHIP
                  OF PECO ENERGY CAPITAL, L.P.


          This Certificate of Limited Partnership of PECO Energy Capital, L.P. (the "Partnership") is being duly executed and filed by the undersigned general partner of the Partnership for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

          1.   The name of the Partnership is PECO Energy
               Capital, L.P.

          2. The address of the registered office of the Partnership in the State of Delaware is 1013 Center Road, Wilmington, County of New Castle, Delaware, 19805. The Partnership's registered agent at that address is The Corporation Service Company.

          3. The name and mailing address of the sole general partner is:

          NAME                     ADDRESS
          ----                     -------

          PECO Energy              1013 Center Road, Suite 350F
          Capital Corp.            Wilmington, DE  19805


          IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 23rd day of May, 1994.



                                   PECO ENERGY CAPITAL CORP.,
                                        as General Partner


                                   By:  /s/ J. Barry Mitchell
                                        --------------------------------
                                            J. Barry Mitchell
                                            President